EXHIBIT 10.3

                                [LOGO]@ eZinePlace
                                      Free Newsletter Director
                 ListOpt Publications Inc. List Builder Program
                           Terms of Service Agreement

By submitting this form I (we) the 'Advertiser' hereby agree to the following terms of agreement.

If you are participating in the FREE 3 day trial offer ListOpt Publications Inc. will generate subscribers for you for 3 full days, absolutely free of charge while you test our program. This offer is available to new members only who are requesting a double opt-in account.

If you are not completely satisfied with both the quality of our service and the subscribers that we generate for you, just let us know via email notification prior to the end of the free trial and we will cancel your account and you pay nothing. I as the Advertiser understand that ListOpt Publications Inc. will advertise my newsletter(s) in the EzinePlace.com Directory and on their affiliate websites to increase my newsletter's exposure.

ADVERTISER RESPONSIBILITIES:

I as the Advertiser agree not to send unsolicited commercial email (SPAM) of any kind to any person who has specifically requested a subscription to my newsletter using the EzinePlace.com site.

LIMITATION OF LIABILITY:

I as the Advertiser hereby indemnifies and holds harmless ListOpt Publications Inc. and any entity or individual associated with this Agreement from any and all liabilities, costs and expenses, including, without limitation, reasonable attorney's fees, that may arise from advertising via EzinePlace.com or breach of the terms of this Agreement. The Advertiser will be solely responsible for defending any claim, payment of damages or losses resulting from the foregoing to both a third party and EzinePlace.com

PAYMENT:

The Advertiser agrees to pay ListOpt Publications Inc. all applicable charges to its account in United States currency, in accordance with the terms of the payment plan selected, including, if any, all applicable taxes, in accordance with billing terms in effect at the time the fee becomes payable. All payments are non refundable.

Payment Options:

1) Recurring Debit:

ListOpt Publications Inc. has two authorized billing agents, PaySystems Inc., and Paypal.com By providing my credit card information to an EzinePlace.com authorized billing agent, I, the Advertiser, hereby authorize ListOpt Publications Inc. to charge my credit card (via the authorized billing agent) every 30 days for the amount I have requested.

2) Pay As You Go:

The Pay As You Go Plan requires that all payments for the subscribers requested be paid in advance by way of credit card, PayPal, check or money order. All charges will appear on my billing statement as being from ListOpt Publications Inc. or our authorized billing agent, PaySystems.com or Paypal.com


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TERMINATION:

If I the Advertiser wish to suspend or cancel I must do so by written notice. My account will be deemed either suspended or terminated seven (7) days after EzinePlace.com receives such notice provided all outstanding balances have been paid in full. I understand that there are no refunds on payments made prior to suspension or termination.

Click here to complete the List Builder Application Form.


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